                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  DATED AS OF

                                 JUNE 12, 1997

                                     AMONG

                              3380491 CANADA INC.,

                             DENIM SOFTWARE L.L.C.,

                                  SAM KHULUSI,

                                 FRANK KHULUSI,

  WESTCO DENIM INVESTMENTS GROUP, LTD., A CALIFORNIA LIMITED PARTNERSHIP, AND

   FRANK KHULUSI FAMILY LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I - DEFINITIONS                                                            1
 1.01.  DEFINITIONS.............................................................   1
ARTICLE II - PURCHASE AND SALE..................................................   4
 2.01.  PURCHASE AND SALE.......................................................   4
 2.02.  EXCLUDED ASSETS.........................................................   5
 2.03.  ASSUMPTION OF LIABILITIES...............................................   6
 2.04.  EXCLUDED LIABILITIES....................................................   6
 2.05.  ASSIGNMENT OF CONTRACTS AND RIGHTS......................................   7
 2.06.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE............................   8
 2.07.  CLOSING.................................................................   8
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER..........................   9
 3.01.  CORPORATE EXISTENCE AND POWER...........................................   9
 3.02.  AUTHORIZATION...........................................................   9
 3.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS....................................   9
 3.04.  NON-CONTRAVENTION.......................................................   9
 3.05.  REQUIRED AND OTHER CONSENTS.............................................   9
 3.06.  FINANCIAL STATEMENTS....................................................  10
 3.07.  ABSENCE OF CERTAIN CHANGES..............................................  10
 3.08.  TITLE TO PROPERTY; ENCUMBRANCES; CONDITION..............................  11
 3.09.  SUFFICIENCY OF PURCHASED ASSETS.........................................  13
 3.10.  TITLE TO PURCHASED ASSETS...............................................  13
 3.11.  NO UNDISCLOSED MATERIAL LIABILITIES.....................................  13
 3.12.  LITIGATION..............................................................  13
 3.13.  MATERIAL CONTRACTS......................................................  13
 3.14.  LICENSES AND PERMITS....................................................  14
 3.15.  INSURANCE COVERAGE......................................................  14
 3.16.  COMPLIANCE WITH LAWS....................................................  15
 3.17.  INVENTORIES.............................................................  15
 3.18.  RECEIVABLES.............................................................  15
 3.19.  PROPRIETARY RIGHTS......................................................  15
 3.20.  EMPLOYEES...............................................................  17
 3.21.  PRODUCTS................................................................  17
 3.22.  FINDERS' FEES...........................................................  17
 3.23.  OTHER INFORMATION.......................................................  17
 3.24.  ENVIRONMENTAL COMPLIANCE................................................  18
 3.25.  REPRESENTATIONS.........................................................  20
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER............................  20
 4.01.  ORGANIZATION AND EXISTENCE.............................................   20

 4.02.  CORPORATE AUTHORIZATION.................................................  20
 4.03.  GOVERNMENTAL AUTHORIZATION..............................................  21
 4.04.  NON-CONTRAVENTION.......................................................  21
 4.05.  FINDERS' FEES...........................................................  21
 4.06.  FINANCING...............................................................  21
ARTICLE V - COVENANTS OF SELLER.................................................  21
 5.01.  CONDUCT OF SELLER.......................................................  21
 5.02.  ACCESS TO INFORMATION...................................................  22
 5.03.  NOTICES OF CERTAIN EVENTS...............................................  22
 5.04.  NONCOMPETITION..........................................................  22
 5.05.  CONFIDENTIALITY.........................................................  23
 5.06.  TRADEMARKS; TRADENAMES..................................................  24
 5.07.  NO NEGOTIATIONS WITH THIRD PARTIES......................................  24
 5.08.  SUPPLEMENT TO SCHEDULES.................................................  24
 5.09.  USE OF PROPRIETARY RIGHTS...............................................  25
ARTICLE VI - COVENANTS OF BUYER.................................................  25
 6.01.  CONFIDENTIALITY.........................................................  25
 6.02.  ACCESS..................................................................  25
 6.03.  EARLY PAYMENT OF CERTAIN ASSUMED LIABILITIES............................  26
ARTICLE VII - COVENANTS OF BOTH PARTIES.........................................  26
 7.01.  BEST EFFORTS; FURTHER ASSURANCES........................................  26
 7.02.  CERTAIN FILINGS.........................................................  26
 7.03.  SOFTWARE DELIVERY AND RECEIPT PROCEDURES................................  27
ARTICLE VIII - TAX MATTERS......................................................  27
 8.01.  TAX DEFINITIONS.........................................................  27
 8.02.  TAX MATTERS.............................................................  27
 8.03.  TAX COOPERATION; ALLOCATION OF TAXES....................................  29
ARTICLE IX - EMPLOYEE BENEFITS..................................................  30
 9.01.  EMPLOYEE BENEFITS DEFINITIONS...........................................  30
 9.02.  ERISA REPRESENTATIONS...................................................  30
 9.03.  SELLER'S EMPLOYEE BENEFIT PLANS.........................................  32
 9.04.  BUYER BENEFIT PLANS.....................................................  33
 9.05.  CONTINUATION OF CERTAIN ADMINISTRATIVE SERVICES AND INSURANCE COVERAGE..  33
 9.06.  NO THIRD PARTY BENEFICIARIES............................................  33
ARTICLE X - CONDITIONS TO CLOSING...............................................  33
 10.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY............................  33
 10.02.  CONDITIONS TO OBLIGATIONS OF BUYER.....................................  34
 10.03.  CONDITIONS TO OBLIGATION OF SELLER.....................................  35



ARTICLE XI - SURVIVAL; INDEMNIFICATION..........................................  36
 11.01.  SURVIVAL...............................................................  36
 11.02.  INDEMNIFICATION........................................................  37
 11.03.  PROCEDURES; NO WAIVER..................................................  38
ARTICLE XII - TERMINATION.......................................................  38
 12.01.  GROUNDS FOR TERMINATION................................................  38
 12.02.  NOTICE OF TERMINATION; EFFECT OF TERMINATION...........................  40
 12.03.  PROCEDURE UPON TERMINATION.............................................  40
ARTICLE XIII - MISCELLANEOUS....................................................  40
 13.01.  NOTICES................................................................  40
 13.02.  AMENDMENTS; NO WAIVERS.................................................  41
 13.03.  EXPENSES...............................................................  41
 13.04.  SUCCESSORS AND ASSIGNS.................................................  41
 13.05.  GOVERNING LAW..........................................................  42
 13.06.  COUNTERPARTS; EFFECTIVENESS............................................  42
 13.07.  ENTIRE AGREEMENT.......................................................  42
 13.08.  BULK SALES LAWS........................................................  42
 13.09.  JURISDICTION...........................................................  42
 13.10.  CAPTIONS...............................................................  42
 13.11.  OTHER REMEDIES; SPECIFIC PERFORMANCE...................................  42


EXHIBITS
--------

Exhibit A  -- Form of Bill of Sale and General Assignment
Exhibit B  -- Form of Assignment of Copyrights
Exhibit C  -- Form of Assignment of Trademarks
Exhibit D  -- Form of Assignment and Assumption Agreement


SCHEDULES
---------

Schedule 2.02(iv)  Excluded Contracts
Schedule 2.03      Assumed Liabilities Incurred Since Balance Sheet Date
Schedule 3.01      Corporate Existence and Power
Schedule 3.03(a)   Governmental Authorization; Contracts
Schedule 3.04      Non-Contravention
Schedule 3.05      Required Consents
Schedule 3.06      Financial Statements
Schedule 3.07      Absence of Certain Changes

Schedule 3.08(a)  Real Property
Schedule 3.08(b)  Personal Property
Schedule 3.08(f)  Guaranties
Schedule 3.09     Sufficiency of Purchased Assets
Schedule 3.10     Title to Purchased Assets
Schedule 3.11     Undisclosed Liabilities
Schedule 3.13     Contracts
Schedule 3.14     Licenses and Permits
Schedule 3.15     Insurance
Schedule 3.16     Compliance with Laws
Schedule 3.18     Receivables
Schedule 3.19     Proprietary Rights
Schedule 3.20     Employees
Schedule 3.21     Products
Schedule 3.23     Other Information
Schedule 3.24     Environmental Compliance
Schedule 4.04     Payments Subject to Canadian Income Tax
Schedule 5.04(a)  Restricted Employees
Schedule 7.03     Software Delivery and Receipt Procedures
Schedule 8.02(c)  Taxes
Schedule 9.02     Employee Benefits

                            ASSET PURCHASE AGREEMENT


       AGREEMENT dated as of June 12, 1997 among 3380491 Canada Inc., a corporation organized under the Canada Business Corporation Act ("Buyer"), and
                                                                  -----
Denim Software L.L.C., a Delaware limited liability company ("Seller"), and Sam
                                                              ------
Khulusi, an individual, Frank Khulusi, an individual, Westco Denim Investments Group, Ltd., a California limited partnership, and Frank Khulusi Family Limited Partnership, a California limited partnership (individually, a "Member" or,
                                                                ------
collectively, the "Members").
                   -------

                             W I T N E S S E T H :

       WHEREAS, Seller conducts a business (the "Business") that designs,
                                                 --------
manufactures and markets software known as Illuminaire and XP Library (including without limitation, whether commercially available or under development, Illuminaire Paint, Illuminaire Composition, Illuminaire Studio, Illuminaire Pro and XP Library for all platforms, including without limitation Apple MacIntosh, Microsoft Windows, Windows 95 and Windows NT, Silicon Graphics and DEC Alpha);

       WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS-


       1.01.  DEFINITIONS.  (a)  The following terms, as used herein, have the
              -----------
following meanings:

       "$" means United States dollars.

       "Affiliate" means, with respect to any Person, any Person directly or
        ---------
indirectly controlling, controlled by, or under common control with such other Person; provided, however, the term "Affiliate" shall not include any publicly
       ---------  -------
traded entity as of the Closing Date of which any Member, directly or indirectly, of record or beneficially owns over fifteen percent (15%) of the outstanding securities as of the Closing Date.

       "Ancillary Agreements" means the Bill of Sale and General Assignment in
        --------------------
the form set forth on Exhibit A, the Assignment of Copyrights in the form set
                      ---------
forth on Exhibit B, the Assignment of Trademarks in the form set forth on
         ---------
Exhibit C, and Assignment and Assumption Agreement in the form set forth on
---------
Exhibit D.
---------

       "Balance Sheet" means the unaudited balance sheet of the Business as of
        -------------
May 31, 1997 found in Schedule 3.06.
                      -------------

       "Balance Sheet Date" means May 31, 1997.
        ------------------

       "Closing Date" means the date of the Closing.
        ------------

       "Employment Agreements" means the employment agreements between Buyer and
        ---------------------
each of Marc Hawlitzeck, Martin Boyd and other Seller employees determined by Buyer.

       "Lien" means any mortgage, lien, pledge, charge, security interest,
        ----
restriction, option, right of first refusal, easement, charge, debenture, deed of trust, right-of-way, encroachment, license, permit, encumbrance or other limitation on the use of real or personal property or irregularities in title thereto of any kind.

       "Material Adverse Change" means a material adverse change in the
        -----------------------
business, assets, operations, financial condition or results of operations or prospects of the Business.

       "Material Adverse Effect" means a material adverse effect on the
        -----------------------
business, assets, operations, financial condition or results of operations or prospects of the Business.

       "1934 Act" means the Securities Exchange Act of 1934, as amended, and the
        --------
rules and regulations promulgated thereunder.

       "Person" means an individual, corporation, partnership, association,
        ------
trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Proprietary Rights" means all (A) patents, patent applications, patent
        ------------------
disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

       "Seller's Proprietary Rights" means all Proprietary Rights relating to
        ---------------------------
the Business that are owned by Seller or that are used in the operation of the Business or necessary for the operation of the Business as currently conducted.

       "Transferred Employee" means employees of Seller who accept and commence
        --------------------
employment with Buyer.

       (b) Each of the following terms is defined in the Section set forth opposite such term:

          TERM                          SECTION
          ----                          -------

       Allocation Statement               2.06
       Apportioned Obligations            8.03
       Assumed Liabilities                2.03
       Closing                            2.07
       Code                               8.01
       Contracts                          2.01
       Employee Plan                      9.01
       Environmental Laws                 3.24
       Environmental Liabilities          3.24
       ERISA                              9.01
       ERISA Affiliate                    9.01
       Excluded Assets                    2.02
       Excluded Liabilities               2.04
       Financial Statements               3.06
       Guaranties                         3.08
       Hazardous Substance                3.24
       Indemnified Party                 11.03
       Indemnifying Party                11.03
       Loss                              11.02
       Multiemployer Plan                 9.01
       Non-Assumed Tax Liability          2.04
       Other Consent                      3.05
       Permits                            3.14
       Permitted Liens                    3.08
       Petty Cash                         2.01
       Post-Closing Tax Period            8.01
       Pre-Closing Tax Period             8.01
       Purchased Assets                   2.01
       Purchase Price                     2.06


       Real Property                      3.08
       Release                            3.24
       Required Consent                   3.05
       Seller Employment Agreements      10.02
       Tax                                8.01

                                   ARTICLE II

                               PURCHASE AND SALE-

       2.01.  PURCHASE AND SALE.  Upon the terms and subject to the conditions
              -----------------
of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens other than Permitted Liens, or as set forth on Schedule 3.10, all of the assets, properties
                                    -------------
and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business acquired by Seller between the Balance Sheet Date and the Closing Date (the "Purchased
                                                                    ---------
Assets"), and including, without limitation, all right, title and interest of
------
Seller in, to and under such of the foregoing as are more specifically described below:

          (i) all real property and leases of, and other interests in, real property, in each case together with Seller's interest in all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.08(a);
                         ----------------

          (ii) all personal property and interests therein of Seller, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including without limitation the items listed on
     Schedule 3.08(b);
     ----------------

          (iii) all raw materials, work-in-process, finished goods, supplies and other inventories of Seller, wherever situated, a listing of which as of a recent date is set forth on Schedule 3.17;
                                      -------------

          (iv) except to the extent provided in Section 2.02(iv) and 2.02(v), all Seller's rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 3.13 (collectively, the
                                            -------------
     "Contracts") and under the Seller Employment Agreements;
     ----------

          (v) all accounts, notes and other receivables of Seller;

          (vi) all prepaid expenses and deposits including without limitation ad valorem taxes, leases and rentals;

          (vii) all of Seller's cash and cash equivalents on hand and in banks, including bank account no. 4708052535 at Wells Fargo Bank with a balance of $3,445.61 as of the Closing net of $2,208.98 with respect to outstanding checks as of the Closing and all petty cash located at operating facilities of the Business ("Petty Cash");

          (viii) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

          (ix) all Proprietary Rights owned or licensed, or used in the Business, by Seller, including without limitation the items listed on
     Schedule 3.19;
     -------------

          (x) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.14;
                                                      -------------

          (xi) all Seller's books, records, files and papers, whether in hard copy or computer format, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets;

          (xii) all right, title and interest of Seller in or to any prototypes, enhancements, improvements, or other tangible work product or technology or process developed, created or otherwise acquired in connection with the design, research and development, market research or marketing of products of the Business; and

          (xiii) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business to the extent permitted by law.

     2.02.  EXCLUDED ASSETS.  Buyer expressly understands and agrees that the
            ---------------
following assets and properties of Seller (the "Excluded Assets") shall be
                                                ---------------
excluded from the Purchased Assets:

          (i) all automobiles, automobile leases and related lease deposits;

          (ii) any Purchased Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

          (iii)  Seller bank account no. 4763395845 at Wells Fargo Bank;

          (iv) rights under the contracts, agreements, leases, licenses and commitments listed on Schedule 2.02(iv);
                           -----------------

          (v) Seller's insurance policies; and

          (vi) the rights of Seller to receive the Purchase Price.

     2.03.  ASSUMPTION OF LIABILITIES.  Upon the terms and subject to the
            -------------------------
conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the following liabilities (the "Assumed Liabilities"):
                                       -------------------

          (i) except as provided in Sections 2.04(i), 2.04(ii) and 2.04(vii), all liabilities accrued on the Balance Sheet;

          (ii) all liabilities arising out of or relating primarily to the Business and incurred in the ordinary course of Business since the Balance Sheet Date, but only to the extent listed on Schedule 2.03;
                                                  -------------

          (iii) all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof except where such failure has been consented to in writing by Buyer explicitly referencing the applicable Contract);

          (iv) all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of $25,000;

provided, however, that, except for the Assumed Liabilities referred to in
-----------------
Section 2.03(iii), the foregoing Assumed Liabilities shall be in the aggregate no greater than $2,209,520.

     2.04.  EXCLUDED LIABILITIES.  Notwithstanding any provision in this
            --------------------
Agreement or any other writing to the contrary, Buyer is assuming pursuant to
Section 2.03 only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliate (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without
                                               --------------------
limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (i) except to the extent provided in Section 8.03(c), any obligation or liability for any Taxes of Seller or any of the Members (including, but not limited to, obligations or liabilities for Taxes attributable to the income, business, assets, properties or operations of Seller for any period, or payable in connection with the transactions contemplated by this Agreement) (each, a "Non-Assumed Tax Liability");

          (ii) any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day preceding the Closing Date, including, without limitation, any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements listed on Schedule 9.02 and any liabilities or
                                --------------
     obligations under Paragraphs 2, 3, 4, 5, 6.3, 9, 11, 12.10 and 12.15 (and, to the extent applicable to such paragraphs, Paragraph 1) of the Seller Employment Agreements (such enumerated paragraphs to be terminated effective at Closing);

          (iii)  any Environmental Liability;

          (iv) except to the extent provided in Section 2.03(iv), any liability or obligation for damages (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting from, directly or indirectly, the sale by Seller or its Affiliates of any products or services prior to the Closing Date;

          (v) all liabilities and obligations relating to any claim, dispute or litigation asserted or threatened or governmental proceeding or investigation instituted or threatened, arising out of, or in connection with, any alleged violation or noncompliance by Seller of, or failure to perform any obligations imposed upon Seller in its conduct of the Business under any statute, rule, regulation or ordinance pertaining to protection of the environment (including any Environmental Law), employee or occupational safety and health, wage and hour, Hazardous Substances, civil rights, customs and export control and zoning, which alleged violation, noncompliance or failure to perform occurred or existed on or prior to the Closing Date, but only to the extent of such pre-existing violation, noncompliance or failure to perform;

          (vi) any liability or obligation relating to an Excluded Asset;

          (vii) Seller's obligations to provide vacation time and vacation pay to the Transferred Employees; and

          (viii) except for the Assumed Liabilities referred to in Section 2.03(iii), Assumed Liabilities aggregating more than $2,209,520.

     2.05.  ASSIGNMENT OF CONTRACTS AND RIGHTS.  In the case of any Contracts or
            ----------------------------------
Permits which are not by their terms assignable or transferable, Seller agrees to use its best efforts to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this

Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

     2.06.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.  (a) The purchase
            --------------------------------------------
price for the Purchased Assets (the "Purchase Price") is (i) $9,125,611 in cash,
                                     --------------
and (ii) the assumption of the Assumed Liabilities, $659,146 of which shall be paid at Closing by Buyer, but $37,896 of which is subject to Canadian tax withholding of $3,790. The Purchase Price shall be paid as provided in Section 2.07.

     (b) Prior to the Closing, Buyer and Seller shall mutually agree upon a statement (the "Allocation Statement"), setting forth the value of the Purchased
                --------------------
Assets and of the covenant not to compete described in Section 5.04 hereof, which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets and the covenant not to compete.

     2.07.  CLOSING.  The closing (the "Closing") of the purchase and sale of
            -------                     -------
the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts 02110 at a time and on a date mutually agreeable to Buyer and Seller after satisfaction of the conditions set forth in Article X, but in no event later than June 12, 1997, or at such other time or place as Buyer and Seller may agree. At the Closing,

     (a) Buyer shall make wire transfers to an account or accounts designated by Seller, in the aggregate amount of $9,125,611 of the cash portion of the Purchase Price.

     (b) Buyer shall make wire transfers to an account or accounts designated by Seller in the aggregate amount of $655,356, with $3,790 of Canadian tax withholding to be remitted by Buyer to Revenue Canada.

     (c) Seller and Buyer shall enter into the Ancillary Agreements and any other consents, assignments and other good and sufficient instruments of conveyance as the parties and their respective counsel shall deem necessary or appropriate to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

     (d) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to Article XI, Seller and each of the Members hereby, jointly and severally, represent and warrant to Buyer that:

     3.01. EXISTENCE AND POWER.  Seller is a limited liability company, duly
           -------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Set forth in Schedule 3.01 is an accurate and complete list of each jurisdiction in
         -------------
which Seller is qualified or licensed to do business. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction set forth on Schedule 3.01, which are the only jurisdictions
                               -------------
where failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of its constitutional documents of Seller as currently in effect, and no action has been taken or authorized to amend any of such documents. Each Member who is not a natural person is a limited partnership, duly organized, validly existing and in good standing as a partnership under the laws of the State of California.

     3.02.  AUTHORIZATION.  The execution, delivery and performance by Seller
            -------------
and each Member of this Agreement and the consummation by Seller and each Member of the transactions contemplated hereby are within the powers of Seller and each Member and have been duly authorized by all necessary action of Seller and by all necessary action of its Members. This Agreement constitutes a valid and binding agreement of Seller and each Member.

     3.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS. Except as set forth in
            ------------------------------------
Schedule 3.03(a), the execution, delivery and performance by Seller and each
----------------
Member of this Agreement and each of the Ancillary Agreements requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     3.04.  NON-CONTRAVENTION.  Except as set forth in Schedule 3.04, the
            -----------------                          -------------
execution, delivery and performance by Seller and each Member of this Agreement and each of the Ancillary Agreements do not and will not (i) contravene or conflict with the constitutional documents of Seller or any Member who is not a natural person, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, any Member or the Business; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound, or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

     3.05.  REQUIRED AND OTHER CONSENTS.  (a) Schedule 3.05 sets forth each
            ---------------------------       -------------
agreement, contract or other instrument binding upon Seller or any Member or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").
                                    ----------------

     (b) No other consent (each such consent, an "Other Consent") under such
                                                  -------------
agreements, contracts or other instruments or such Permits is necessary with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     3.06.  FINANCIAL STATEMENTS.  Seller has previously furnished Buyer with
            --------------------
a true and complete copy of (i) the unaudited balance sheets of Seller as of December 31, 1996 and the statements of operations and changes in members' capital accounts of Seller for the respective fiscal years then ended, and (ii) the unaudited balance sheets of Seller as of May 31, 1997 and the statements of income and changes in members' capital accounts of Seller for the interim period ended May 31, 1997 (collectively, and together with the footnotes thereto, the "Financial Statements" which are attached hereto as Schedule 3.06). The
 --------------------                               -------------
Financial Statements have been prepared from the books and records of Seller and the balance sheet as of May 31, 1997 fairly presents the financial position of Seller at such date. The Financial Statements have not been reviewed by a certified public accountant on behalf of Seller.

     3.07.  ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except
            --------------------------
as reflected in the Financial Statements, Seller has conducted its business in the ordinary course consistent with past practices and there has not been:

     (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Seller ownership interests;

     (c) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

     (d) any creation or assumption by Seller of any Lien on any Purchased
Asset;

     (e) any making of any loan, advance or capital contributions to or investment in any Person;

     (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or Purchased Assets of Seller which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

     (g) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to its Business or Purchased Assets (including the acquisition, license or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to Seller, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (h) any change in any method of accounting or accounting practice by Seller;

     (i) any (i) grant of any severance or termination pay to any member, managing member, employee of Seller, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any member, managing member, or employee of Seller,
(iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of Seller;

     (j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of Seller, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Seller; or

     (k) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant or equipment.

     3.08.  TITLE TO PROPERTY; ENCUMBRANCES; CONDITION.  (a) Seller owns,
            ------------------------------------------
leases or subleases all real property used in the Business.  Schedule 3.08(a)
                                                             ----------------
describes all real property used in the Business included in the Purchased Assets (the "Real Property"), any title insurance policies and surveys with
             -------------
respect thereto, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

     (b) Schedule 3.08(b) describes all personal property used in the Business
         ----------------
included in the Purchased Assets, including but not limited to machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

     (c) (i) The Seller has good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet date in the ordinary course of business consistent with past practices.

          (ii) The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted and as presently planned to be conducted by Buyer.

          (iii) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default or any event that, with notice or lapse of time or both, would constitute a material default.

          (iv) The plants, buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

          (v) The plants, buildings and structures included in the Purchased Assets currently have access to (A) public roads or valid easements over private streets or private property for such ingress to an egress from all such plants, buildings and structures and (B) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business as it is presently conducted.

          (vi) None of the material structures on the Real Property encroaches upon real property of another person, and no structure of any other Person substantially encroaches upon any Real Property.

     (d)  Except as set forth on Schedules 3.08(a) and 3.08(b), no Purchased
                                 -----------------------------
Asset is subject to any Lien, except:

          (i) Liens disclosed on the Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii) Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset (clauses (ii) and (iii) are, collectively, the "Permitted Liens").
                        ---------------

     (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time since December 31, 1995, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

     (f) Schedule 3.08(f) sets forth all guaranties of Members relating in any
         ----------------
way to Seller or the Business (the "Guaranties"), other than guaranties of Members relating to the Excluded Assets.

     3.09.  SUFFICIENCY OF PURCHASED ASSETS.  Except as set forth in Schedule
            -------------------------------                          --------
3.09, the Purchased Assets and the Excluded Assets together constitute, and on
----
the Closing Date will constitute, all of the assets or property used or held for use in the Business.

     3.10.  TITLE TO PURCHASED ASSETS.  Except as set forth in Schedule 3.10,
            -------------------------                          -------------
upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

     3.11.  NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in
            -----------------------------------
Schedule 3.11, there are no liabilities, claims, indebtedness or obligations
-------------
of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, including, without limitation, any foreign or domestic Tax liabilities or deferred Tax liabilities in respect of or measured by Seller's income, and there are no liabilities, claims, indebtedness or obligations related to or arising out of any act, omission, transaction, sale of goods or services, or existing condition, situation or set of circumstances which occurred or existed on or before the date hereof, whether or not then known, due or payable, other than:

          (i)  liabilities disclosed or provided for on the Balance Sheet; and

          (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to Seller.

     3.12.  LITIGATION.  There is no action, suit, investigation or proceeding
            ----------
(or any basis therefor) pending against, or to the knowledge of Seller or Sellers, threatened against or affecting, the Business or any Purchased Assets, or the transactions contemplated hereby, before any court or arbitrator or any governmental body, agency, official or authority.

     3.13.  MATERIAL CONTRACTS.  (a) Except for the Contracts disclosed in
            ------------------
Schedule 3.13 or any other Schedule to this Agreement, with respect to the
                       -------------
Business, Seller is not a party to or subject to:

          (i)  any lease providing for annual rental;

          (ii) any contract or the purchase of materials, supplies, goods, services, equipment or other assets;

          (iii)any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

         (iv) any partnership, joint venture or other similar contract arrangement or agreement;

         (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset), except contracts relating to indebtedness incurred in the ordinary course of business;

         (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

         (vii) any agency, dealer, sales representative or other similar agreement;

         (viii)any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of the Buyer after the Closing Date;

         (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller; or

         (x) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business taken as a whole.

     (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     3.14.  LICENSES AND PERMITS.  Schedule 3.14 correctly described each
            --------------------   -------------
license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business as conducted by Seller on the Closing Date, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Except as set forth on the Schedule 3.14, such Permits are
      -------                                -------------
valid and in full force and effect and, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

     3.15.  INSURANCE COVERAGE.  Seller has furnished to Buyer a list of, and
            ------------------
true and complete copies of, all insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 6, 1995 and remain in full force and effect.

     3.16.  COMPLIANCE WITH LAWS.  Except as set forth in Schedule 3.16, Seller
            --------------------                          -------------
is not in violation of, has not violated, and to Seller's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.17.  INVENTORIES.  The inventories set forth in the Balance Sheet were
            -----------
properly stated therein at the lesser of cost or fair market value. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory related to the Business on the Closing Date will consist of, items usable or salable in the normal course of Business consistent with past practices and are and will be in a quantity sufficient for the normal operation of the Business in accordance with past practice.

     3.18.  RECEIVABLES.  Except as set forth in Schedule 3.18, all accounts,
            -----------                          -------------
notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible within 120 days from the date of its creation in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business at the Closing Date will be included in the Balance Sheet set forth in Schedule 3.06, subject to changes in the ordinary
                           -------------
course of business.

     3.19.  PROPRIETARY RIGHTS.   (a)  Schedule 3.19 contains a "certificate of
            ------------------         -------------
originality" relating to Seller's software products and a list of all of the following that are included in Seller's Proprietary Rights: (i) patents and patent applications; (ii) trademarks, tradenames and service marks and registrations thereof and applications therefor; and (iii) registered copyrights and applications for copyright registration; as well as licenses relating to any of the foregoing. Schedule 3.19 identifies the owner of each item listed
                   -------------
thereon and, in the case of registrations and applications, the application or registration number and date.

          (b) Seller owns or has the right to use all of Seller's Proprietary Rights. Upon execution and delivery by Seller to Buyer of the instruments of conveyance contemplated by this Agreement, each item of Seller's Proprietary Rights will be owned or available for use by Buyer on identical terms and conditions immediately following the Closing, except as otherwise indicated on Schedule 3.19. Seller has taken
                                               -------------
     reasonable measures to protect the proprietary nature of Seller's Proprietary Rights and to maintain in confidence the trade secrets and confidential information that it owns or uses in the Business. To Seller's knowledge, no other Person has any rights to any item of Seller's Proprietary Rights or has any rights to any of the Seller's Proprietary Rights, except that the items of Seller's Proprietary Rights identified on
     Schedule 3.19 as licensed to Seller are owned by the respective owners
     -------------
     identified on Schedule 3.19, and, to Seller's knowledge, no other Person
                   -------------
     is infringing, violating or misappropriating any of Seller's Proprietary Rights, except as otherwise indicated on Schedule 3.19.
                                              -------------
          (c)  Except as set forth in Schedule 3.19, to Seller's knowledge, none
                                     -------------
     of the activities or business presently conducted by the Business or conducted by the Business infringes or violates, or constitutes a misappropriation of, any Proprietary Rights of any other person or entity. The Seller has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (d)  With respect to each item of Seller's Proprietary Rights:

          (i) Seller possesses all right, title and interest in and to such item;

          (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

          (iii)Seller has not agreed, except in the ordinary course of business consistent with past practices in conjunction with product sales, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

          (e)  Schedule 3.19 identifies each item of Seller's Proprietary Rights
               -------------
     used in the operation of the Business that is owned by a party other than Seller. All licenses or other agreements pursuant to which Seller uses such items are listed on Schedule 3.19. Except as set forth in Schedule
                              -------------                          --------
     3.19, with respect to each such item:
     ----

          (i) the license or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and, to Seller's knowledge, with respect to every other party thereto;

          (ii) except as set forth in Schedule 3.19, each such license or other
                                      -------------
     agreement to which Seller is a party is assignable by Seller to Buyer without the consent or approval of or any payment to any party, and all such licenses and other agreements will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license or other agreement;

          (iii)  except as set forth in Schedule 3.19, neither Seller, nor, to
                                        -------------
     Seller's knowledge, any other party is in breach or default under any such license or other agreement, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to Seller's knowledge, the underlying item of Seller's Proprietary Rights is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

          (v) Seller has not agreed, except in the ordinary course of business consistent with past practices in conjunction with product sales, to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

     3.20.  EMPLOYEES.  Schedule 3.20 sets forth a true and complete list of the
            ---------   -------------
name, current rate of compensation and any vacation, holiday or sick pay, and any other compensation arrangements (including, but not limited to, severance arrangements) or benefits of each current employee and independent contractor of the Seller. No employee of the Business has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

     3.21.  PRODUCTS.  Except as set forth in Schedule 3.21, each of the
            --------                          -------------
products produced or sold by Seller in connection with the Business (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times following commercial release, has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmation of fact made on the container or label for such products or in connection with its sale, however the Seller makes no representation regarding the revenue potential of the Products. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

     3.22.  FINDERS' FEES. There is no investment banker, broker, finder or
            -------------
other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.23.  OTHER INFORMATION.   Except as set forth in Schedule 3.23, none of
            -----------------                           -------------
the documents or information delivered to Buyer taken as a whole in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     3.24.  ENVIRONMENTAL COMPLIANCE.
            ------------------------

          (a) Environmental Definitions.  The following terms, as used herein,
              -------------------------
have the following meanings:

          "CERCLA" means the Comprehensive Environmental Response, Compensation
           ------
and Liability Act of 1980, as amended.

          "Environment" means any and all environmental media, including without
           -----------
limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata, and also means any indoor location.

          "Environmental Laws" means any and all federal, state, local and
           ------------------
foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

          "Environmental Liabilities" means any and all liabilities arising in
           -------------------------
connection with or in any way relating to Seller's business, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in
Schedule 3.24 and (ii) arise from or relate in any way to actions occurring or
-------------
conditions existing before the Closing Date.

          "Environmental Permits" means any and all governmental permits,
           ---------------------
licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals issued or required under any Environmental Laws.

          "Hazardous Substance" means any and all pollutants and contaminants,
           -------------------
and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Laws, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

          "Release" means any spilling, leaking, pumping, pouring, emitting,
           -------
emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

          (b) Environmental Representations and Warranties.  Except as disclosed
              --------------------------------------------
in Schedule 3.24:
   -------------

          (i) Seller has complied in all material respects with all Environmental Laws.

          (ii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by Seller of any Environmental Law, or any liability thereunder, (B) alleged failure by Seller to have any Environmental Permit, or (C) the use, generation, treatment, storage, recycling, transportation or disposal by Seller of any Hazardous Substance.

          (iii) Seller has not handled any Hazardous Substance, other than as a generator, on any property now or previously owned or leased by Seller; no urea formaldehyde or polychlorinated biphenyls are or have been present at any property now or previously owned or leased by Seller; no asbestos or asbestos-containing materials are or have been present at any property now or previously owned or leased by Seller; there are and have been no underground storage tanks or related piping for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Seller; no Hazardous Substance has been Released at, on or under any property now or previously owned or leased by Seller and no Hazardous Substance has been Released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law, at, on or under any property now or previously owned or leased by Seller.

          (iv) Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up or (B) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller for any Environmental Liabilities including, without limitation, clean-up costs, remedial work, damages to natural resources or for personal injury claims, and claims under CERCLA.

          (v) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of Seller and no property now or previously owned or leased by Seller is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

          (vi) No notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under and Environmental Law has been placed on any property or facility now or previously owned or leased by Seller, and no governmental actions have been taken or are in process that could subject any such property or facility to such a notice, lien or other restriction. Seller would not be required to place any such notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under any Environmental Law at any property used in connection with the operation of its business or in any deed to such property.

          (vii) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Seller, or which are in Seller's possession, in relation to any property or facility now or previously owned or leased by Seller, which have not been delivered to Buyer.

          (viii) Seller has applied for and received all Environmental Permits required in connection with its business. Schedule 3.24 sets forth a list
                                                -------------
     of all such Environmental Permits, each of which is in full force and effect. No suspension or cancellation is threatened and there is no basis for believing that any such Environmental Permit will not be renewable upon expiration. Except as set forth in Schedule 3.24, each such Environmental
                                         -------------
     Permit will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such Environmental Permit.

     3.25.  REPRESENTATIONS.  The representations and warranties of Seller
            ---------------
contained in this Agreement as modified by the corresponding Schedules hereto, disregarding all qualifications and exceptions contained therein expressly relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warranties to Seller and Members that:

     4.01.  ORGANIZATION AND EXISTENCE. Buyer is a  corporation duly
            --------------------------
incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     4.02.  CORPORATE AUTHORIZATION.  The execution, delivery and performance
            -----------------------
by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and constitutes a valid and binding agreement of Buyer.

     4.03.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and performance
            --------------------------
by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     4.04.  NON-CONTRAVENTION.  The execution, delivery and performance by Buyer
            -----------------
of this Agreement do not and will not, with or without the giving of notice or the lapse of time or both: (i) contravene or conflict with the corporate charter or bylaws of Buyer, or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Buyer. Except as disclosed in Schedule 4.04, payments of the Purchase Price will not be subject to any Canadian tax withholding obligations.

     4.05.  FINDERS' FEES". There is no investment banker, broker, finder,
            --------------
agent or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

     4.06.  FINANCING.  Buyer has sufficient funds available to purchase the
            ---------
Purchased Assets.



                                   ARTICLE V

                              COVENANTS OF SELLER

     Seller and each Member jointly and severally covenant and agree as follows (provided; however, that with respect to Sections 5.04, 5.05 and 5.09 each
 --------  -------
Member shall be liable for acts or omissions of itself or himself and Seller, but not for acts or omissions of any other Member):

     5.01.  CONDUCT OF SELLER.  From the date hereof until the Closing Date,
            -----------------
Seller shall conduct its businesses in the ordinary course consistent with past practices and use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

     (a) adopt or propose any change in its constitutional documents;

     (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

     (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

     (d) declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Seller ownership interests; or

     (e) agree or commit to do any of the foregoing.

Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     5.02.  ACCESS TO INFORMATION.  From the date hereof until the Closing
            ---------------------
Date, Seller (a) will give, Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Seller, (b) will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Seller as such Persons may reasonably request, and (c) will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of Seller; provided that no investigation pursuant to this Section shall affect
        --------
any representation or warranty given by Seller hereunder.

     5.03.  NOTICES OF CERTAIN EVENTS. Seller will promptly notify Buyer of:
            -------------------------

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.04.  NONCOMPETITION.  (a) Seller and each Member agrees that for a
            --------------
period of three (3) full years commencing from the Closing Date, neither it nor any of its Affiliates shall:

          (i) anywhere in the world, directly or indirectly, manage, operate, control, be employed or retained by or participate in the ownership (except for (1) the ownership of up to five percent (5%) of the outstanding securities of any entity, where it or he is not directly or indirectly an employee, officer, director or principal of such entity, or (2) any passive investment in a venture capital fund or other investment fund over which it or he exercises no control or decision-making authority), management, operation or control of any business which engages in engineering, research or development efforts with respect to paint, composition, editing, design, imaging and/or effects software products for use with video, film and/or HDTV;

          (ii) knowingly solicit, for competitive purposes, for itself or any Person other than Buyer, the business of any Person which is a consultant or subcontractor of Seller, or was a consultant or subcontractor of Seller within three (3) years prior to the date of this Agreement;

          (iii) persuade or attempt to persuade (other than through general business or human resources advertising or marketing efforts) any employee of Buyer or any Person who is an employee of Buyer after the date hereof, to leave Buyer's employ, or to become employed by any Person other than Buyer without Buyer's prior written consent;

          (iv) employ, hire or retain the individuals listed on Schedule
                                                                --------
     5.04(a); or
     -----------

          (v) engage in any practice the purpose of which is to evade the provisions of this Section 5.04.

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

     5.05.  CONFIDENTIALITY.  Seller and each Member will hold, and will use
            ---------------
their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller or a Member in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning Seller, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller,
(ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Seller or Buyer; provided that Seller
                                                            --------
may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller and each Member to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information but in no event less than a reasonable degree of care. If this Agreement is terminated, Seller and each Member will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or a Member, or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

     5.06.  TRADEMARKS; TRADENAMES.  As soon as practicable after the Closing
            ----------------------
Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Seller shall change the business name of Seller so as to bear no resemblance to current name of Seller.

     5.07.  NO NEGOTIATIONS WITH THIRD PARTIES.  From the date hereof until the
            ----------------------------------
Closing, Seller agrees not to, directly or indirectly, through agent, representative, stockholder or otherwise: (i) solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider, any proposal of any third party relating to an investment in Seller or the acquisition of Seller, its capital stock, its assets (or rights thereto) or its business, in whole or in part, whether its through direct purchase, merger, consolidation or business combination or licensing transaction (all such transactions being referred to herein as "Acquisition Proposals"); (ii)
                                          ---------------------
disclosed to any third party any non-published information concerning Seller, its business, or financial condition in connection with an acquisition or investment in Seller or (iii) withdraw its intention to engage in a transaction with Buyer. If Seller or any of its employees, stockholders, agent, or representatives receive any unsolicited inquiry (however preliminary), offer or proposal, Seller shall promptly notify Buyer and promptly provide or cause its employees, stockholders, agents or representatives to promptly provide a copy of any written letter or other material constituting a or accompanying such inquiry, offer or proposal to Buyer.

     5.08.  SUPPLEMENT TO SCHEDULES.  Seller may, prior to the Closing Date, by
            -----------------------
written notice in accordance with this Agreement, supplement each of the schedules hereto to reflect any change or event that occurs after the date of this Agreement which, if not disclosed, would constitute a breach of the related representation or warranty made as of the Closing Date contained herein. Any such supplements to the schedules hereto shall be provided by Seller as promptly as reasonably practicable after the occurrence of any such change or event. No such supplemental schedules shall be deemed to cure any breach of any such representation or warranty for purposes of Section 10.02(a)(ii) or for any other
                                           --------------------
purpose if the Closing does not occur. If, however, the Closing occurs, any such supplemental Schedules will be effective to cure and correct any breach of any representation or warranty made as of the Closing Date which would have existed by reason of Sellers not having made such supplement. Prior to Closing, Seller agrees to provide Buyer a complete copy or fully executed version of any contract identified on a schedule hereto and identified by Buyer or its counsel within five business days of the date hereof as a contract of which a complete copy or fully executed version was not previously provided to Buyer.

     5.09.  USE OF PROPRIETARY RIGHTS.  Seller and each Member shall not use any
            -------------------------
source materials (any source code, algorithms, computer program designs, subroutines, system specifications and other technical information relating to the development and architecture of the software included in the Purchased Assets and the design, configuration, programming or protocol relating to such software) transferred as part of the Purchased Assets for its own benefit, or for the benefit of others, except, in the case of any Member who is a natural person, for inadvertent and incidental uses as may be due to memories related to aspects of such source materials.

                                   ARTICLE VI

                              COVENANTS OF BUYER

     Buyer agrees that:

     6.01.  CONFIDENTIALITY.  Prior to the Closing Date and after any
            ---------------
termination of this Agreement in the event the Closing does not occur, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or Seller furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may
                                                  --------
disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

     6.02.  ACCESS.  On and after the Closing Date, Buyer will afford promptly
            ------
to Seller, its Members and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided, however, that any such access by Seller
                         ------------------
shall not unreasonably interfere with the conduct of the business of Buyer; provided, further, that Seller may retain copies of Seller personnel and
--------  -------
employment records and any information relating to Tax imposed on the Purchased Assets.

     6.03.  EARLY PAYMENT OF CERTAIN ASSUMED LIABILITIES.  In the event that the
            --------------------------------------------
personal guaranty, dated October 23, 1996, of Sam Khulusi guarantying Seller's obligation to Wells Fargo Bank, National Association ("Wells Fargo") under the Wells Fargo Bank Revolving Line of Credit Agreement, dated October 23, 1996, which is to be assumed by Buyer hereunder, is not released by August 31, 1997, then Buyer will immediately pay to Wells Fargo all amounts due thereunder that have been assumed by Buyer.


                                  ARTICLE VII

                           COVENANTS OF BOTH PARTIES

     The parties hereto agree that:

     7.01.  BEST EFFORTS; FURTHER ASSURANCES.  (a)  Subject to the terms and
            --------------------------------
conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

     (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     7.02.  CERTAIN FILINGS.  Seller and Buyer shall cooperate with one another
            ---------------
(a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     7.03.  SOFTWARE DELIVERY AND RECEIPT PROCEDURES.  In order to provide for
            ----------------------------------------
secure transfer from Seller to Buyer of the source code and object code and software forming a part of the Purchased Assets, Buyer and Seller shall each comply with its respective software delivery and receipt procedures set forth on
Schedule 7.03.
-------------


                                  ARTICLE VIII

                                  TAX MATTERS

     8.01. TAX DEFINITIONS.  The following terms, as used herein, have the
           ---------------
following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Post-Closing Tax Period" means any Tax period (or portion thereof) ending
      -----------------------
after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending
      ----------------------
on or before the close of business on the date preceding the Closing Date.

     "Tax" means any net income, alternative or add-on minimum tax, gross
      ---
income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

     "Tax Return" means any return, declaration, report, claim for refund, or
      ----------
information return or statement relating to Taxes filed with or required to be filed with a governmental authority, including any schedule or attachment thereto, and including any amendment thereof.


     8.02.  TAX MATTERS.  Seller and each of the Members hereby jointly and
            ------------
severally represent and warrant to Buyers that:

     (a) Seller has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All such Tax Returns were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Seller and any other information required to be shown thereon. No issues have been raised (and are currently pending) by any Tax authority in connection with any of such Tax Returns. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All deficiencies asserted or assessments made as a result of any examinations have been fully paid. No claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Purchased Assets. Seller does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Seller does not have any liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

     (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

     (c) Except as set forth on Schedule 8.02(c), Seller has been taxable as a
                                ----------------
partnership for Tax purposes at all times since inception of Seller through the Closing Date. Except as set forth on Schedule 8.02(c), no state of facts exists
                                      ----------------
or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Non-Assumed Tax Liability.

     (d) Each of the Members (and any person owning an interest in a partnership, grantor trust, or S corporation (each, a "Flow-Through Entity") that owns an interest in a Member, directly or indirectly through a Flow-Through Entity) has timely filed all Tax Returns with respect to Taxes required to be paid attributable to items of income, gain, deduction, loss and credit of Seller, and has timely paid all such Taxes (whether or not shown on such Returns). There has not been any audit of any Tax Return filed by any such person with respect to, or which may relate to, items of income, gain, deduction, loss, expense or credit of Seller and no such audit of any such Person is in progress. No Member has been notified by any governmental authority that any such audit is contemplated or pending.

     (e) Seller shall timely withhold and pay all Taxes required to be withheld and paid in connection with the portion of the Purchase Price paid by Buyer on the Closing Date on behalf of Seller to Marc Hawlitzeck and Martin Boyd payable by Seller as compensation pursuant to their respective Seller Employment Agreement.

     (f) Within ten (10) business days after filing of all applicable Tax Returns relating to Seller's covenants set forth in Section 8.02(e), Seller shall deliver to Buyer copies of such Tax Returns and within ten (10) business days of payment of Seller of Taxes required to be paid pursuant to Section 8.02(e), Seller shall deliver to Buyer proof of such payment reasonably satisfactory to Buyer.

     8.03.  TAX COOPERATION; ALLOCATION OF TAXES.  (a)  Buyer and Seller agree
            ------------------------------------
to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.

     (b) All real property taxes, personal property taxes and similar ad valorem
                                                                      -- -------
obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of
------------------------
the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     (c) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller, except that Buyer shall be responsible for $18,250.00 of such Taxes.

     (d) If requested by Buyer on or after the Closing Date, Seller shall provide Buyer with a clearance certificate or similar document(s) which may be required by any governmental authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. No new elections with respect to Taxes, or any changes in current elections with respect to

Taxes, affecting the Purchased Assets shall be made after the date of the this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     (e) Buyer, Seller and each of the Members shall file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service ("IRS") audit or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall notify the other parties if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

                                   ARTICLE IX

                               EMPLOYEE BENEFITS

     9.01.  EMPLOYEE BENEFITS DEFINITIONS.  The following terms, as used herein,
            -----------------------------
having the following meanings:

     "Benefit Arrangement" means an employment, severance or similar contract,
      -------------------
arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

     "Employee Plan" means each "employee benefit plan", as such term is defined
      -------------
in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "ERISA Affiliate" of any entity means any other entity that, together with
      ---------------
such entity, would be treated as a single employer under Section 414 of the Code.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan,
      ------------------
as defined in Section 3(37) of ERISA.

     9.02.  ERISA REPRESENTATIONS.  Seller hereby represents and warrants to
            ---------------------
Buyer that:

     (a) Schedule 9.02 lists each Employee Plan and each Benefit Arrangement
         -------------
that covers any employee or former employee of the Business, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan,

Seller has provided the most recently filed Form 5500 and an accurate summary description of such plan.

     (b)  No Employee Plan is an "employee pension benefit plan" as that term is
                                  -----------------------------
defined in Section 3(2) of ERISA.

     (c) Neither the Company nor any ERISA Affiliate maintains or has ever maintained or contributed to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA.

     (d) None of the Employee Plans or other Benefit Arrangements listed on
Schedule 9.02 covers any non-United States employee or former employee of the Business.

     (e) No "prohibited transaction", as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Employee Plan;

     (f) Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan or Benefit Arrangement.

     (g) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected on the Closing Balance Sheet or (ii) retained by Seller. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (h) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (i) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Seller shall comply with the notice and coverage requirements of
Section 4980B of the Code with respect to any Transferred Employees, as defined below.

     (j) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

     (k) No employee of the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     9.03.  SELLER'S EMPLOYEE BENEFIT PLANS.  (a)  Seller shall retain all
            -------------------------------
obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans and Benefit Arrangements, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under the Employee Plans and Benefit Arrangements shall be fully vested as of the Closing Date.

     (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals from May 31, 1997 through the Closing Date and including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, and any vacation plans, arrangements and policies.

     (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Benefit Arrangement, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. With respect to any Benefit Arrangements covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such Benefit Arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

     9.04.  BUYER BENEFIT PLANS.  Buyer or one of its Affiliates will recognize
            -------------------
all service of the Transferred Employees with Seller or any of its Affiliates, only for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date.

     9.05.  CONTINUATION OF CERTAIN ADMINISTRATIVE SERVICES AND INSURANCE
            -------------------------------------------------------------
COVERAGE.  To the extent requested by Buyer in writing prior to the Closing
--------
Date, Seller agrees to continue (i) to provide certain administrative services in respect of the Transferred Employees as reasonably necessary for Buyer to conduct the Business, including but not limited to payroll services, record keeping services and claims processing services and (ii) to cover Transferred Employees under the Employee Plans and Benefit Arrangements which provide for insurance coverage and to provide claims processing services in respect to the Transferred Employees in both cases for the period ending six months after the Closing Date or, in either case, until such earlier time as Buyer or its designated Affiliate can assume responsibility for such insurance and administrative services in an orderly manner. Buyer agrees to reimburse Seller for Seller's costs reasonably incurred in continuing to provide such insurance and administrative services. Such continuation of insurance and administrative services shall not affect the allocation of liabilities and obligations as set forth in this Article IX. Buyer shall use all reasonable efforts to arrange for such administrative services and insurance coverage as promptly as promptly as possible in order to avoid using Seller's services under this section.

     9.06.  NO THIRD PARTY BENEFICIARIES.  No provision of this Article shall
            ----------------------------
create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this
Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.


                                   ARTICLE X

                             CONDITIONS TO CLOSING

     10.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of
             -------------------------------------------
Buyer and Seller to consummate the Closing are subject to the satisfaction, or waiver by each of Buyer and Seller respectively, of the following conditions:

     (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     (b) Each other party shall have executed and delivered each of the Ancillary Agreements and Employment Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement.

     (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (d) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

     (e) Each party shall have approved the Allocation Statement.

     10.02.  CONDITIONS TO OBLIGATIONS OF BUYER.
             ----------------------------------
The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following further conditions:

     (a)(i) Seller shall have performed in all material respects all of his or its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the Manager of Seller to the foregoing effect.

     (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of Seller after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     (c) Buyer shall have received an opinion of Seller counsel, dated the Closing Date, in such form and substance as Buyer may reasonably request.

     (d) Buyer shall have received executed copies of Employment Agreements with each of Marc Hawlitzeck and Martin Boyd and executed Agreements on Confidentiality and Intellectual Property from each of the other Transferred Employees each in form and substance reasonably satisfactory to Buyer.

     (e) Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03(a), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

     (f) Seller shall execute and deliver to Buyer the Ancillary Agreements.

     (g) Seller shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in
Section 3.05, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been withdrawn.

     (h) Buyer and Seller shall receive assignments from Centaur Development Inc. ("Centaur") and assignments from such other third parties as shall be reasonably requested by Buyer to Centaur, each in form and substance reasonably satisfactory to Buyer. In addition, Buyer shall receive a covenant from such third party to Centaur assignable to Buyer in form and substance reasonably satisfactory to Buyer.

     (i) Buyer shall receive certificates of originality with regard to Proprietary Rights of Seller in form and substance reasonably satisfactory to Buyer.

     (j) Buyer shall have received all other closing documents specified in
Section 2.07 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

     (k) Paragraphs 2, 3, 4, 5, 6.3, 9, 11, 12.10 and 12.15 (and, to the extent applicable to such paragraphs, Paragraph 1) of those certain Agreements, dated as of January 22, 1997 and as amended by the letter agreement dated June 12, 1997, by and between Seller and each of Marc Hawlitzeck and Martin Boyd (the "Seller Employment Agreements") shall have been terminated and Messrs. Hawlitzeck and Boyd shall acknowledge that no further amounts, benefits or obligations of any nature are due them thereunder.

     (l) The source code and object code and software forming a part of the Purchased Assets shall have been delivered to Buyer's designee in accordance with the procedures set forth on Schedule 7.03.
                                 -------------

     10.03.  CONDITIONS TO OBLIGATION OF SELLER.  The obligation of Seller
             ----------------------------------
to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

     (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
(iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

     (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     (c) Seller shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

     (d) Seller shall have received all items specified in Section 2.07 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.

     (e) Buyer shall have assumed the liabilities and obligations of the Members under the Guaranties but only insofar as, and to the extent of, the underlying liabilities and obligations of Seller assumed by Buyer pursuant to this Agreement.

     (f) Seller shall have received from the ultimate parent of Buyer a guaranty of the obligations of Seller to be assumed by Buyer set forth in Schedule
                                                                 --------
10.03(f).
--------


                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION-

     11.01.  SURVIVAL.  All actions, claims, judgments, demands, causes of
             --------
action and suits under or arising out of this Agreement shall be governed by and made solely in accordance with and subject to this Article XI. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the date that audited financial statements of Discreet Logic Inc. for the fiscal year ending June 30, 1998 are released (but no later than December 31, 1998), except that (i) the representations in Article VII, Article VIII and Section 6.03 hereof shall expire upon the expiration of all statutes of limitation applicable thereto,
(ii) the representations and warranties in Section 3.10, 3.19 and 3.24 and the covenants and agreements in Section 5.09 shall survive until the tenth anniversary of the date of Closing, (iii) the covenants and agreements in
Section 5.04 shall survive for the period set forth therein, and (iv) the covenants and agreements in Section 5.05, 6.01 and 6.02 shall survive until the tenth anniversary of the Closing. Upon expiration of any applicable section, all rights thereunder shall expire except with respect to, and to the extent of, any claim of which written notice specifying in reasonable detail, the nature and amount of the claim has been given to the Indemnifying Party (as defined below) prior to such expiration. Nothing in this Article XI shall affect or limit any party's right to institute and prosecute proceedings in any court of competent jurisdiction seeking specific performance of this Agreement or an order enjoining Seller or any Member from activities in violation of this Agreement.

     11.02.  INDEMNIFICATION"11.02.  INDEMNIFICATION" .  Subject to the terms of
             -----------------------------------------
Sections 11.01 and 11.03:

     (a) Seller and each Member hereby jointly and severally indemnify Buyer and its directors, officers, stockholders and Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Buyer or any of its
                            ----
directors, officers, stockholders and Affiliates arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or a Member pursuant to this Agreement (whether or not discovered by Buyer prior to closing, unless such discovery was intentionally concealed from Seller by Buyer); and (ii) the failure of Seller to assume full responsibility for any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets; provided, however, that:
                                          --------  --------

     1.   all claims shall first be made against the defaulting party;

     2. except in connection with Losses related to Section 5.09 and Section 8.02(e): (1) Seller and each Member shall not be liable under Section 11.02(a)(i) unless the aggregate amount of Loss with respect to all matters referred to in Section 11.02(a)(i) exceeds $50,000 and (2) the maximum aggregate liability of Seller and Members under Section 11.02(a)(i) shall not exceed $4,800,000; provided, however, the maximum liability of each Member under
            --------  -------
Section 11.02(a)(i) shall not exceed such Member's pro rata portion of $4,800,000 (less amounts Seller has paid) as determined by such Members' respective proportion of the total membership interests of Seller as reflected on the signature pages of this Agreement; and

     3. in connection with Losses related to Section 5.09: the individual aggregate maximum liability for Seller and each Member under Section 11.02(a)(i) shall not exceed $11,334,131 (acknowledging that the liability between Seller, on the one hand, and the Members, on the other hand, shall be joint and several, but the liability among the Members themselves shall be several but not joint).

     4.   in connection only with any and all Losses related to Section 8.02(e):
Seller and each Member shall be liable under this Section 11.02(a) for the entire amount of Losses attributable to a breach of the covenants set forth in
Section 8.02(e), without regard to the limitations and thresholds on liability set forth in clauses 2 and 3 of this Section 11.02(a). Any amounts paid to Buyer pursuant to this clause 4 shall not be treated as a Loss for purposes of determining whether the aggregate amount of Loss incurred or suffered by Buyer exceeds the $50,000 threshold and $4,800,000 limitation set forth in clause 2 of this Section 11.02(a) and the $11,334,131 limitation set forth in clause 3 of this Section 11.02(a).

     (b) Buyer hereby indemnifies Seller, its Manager, Affiliates and each Member against and agrees to hold it harmless from any and all Loss incurred or suffered by Seller, its Manager, Affiliates and each Member arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement and (ii) any obligation or liability of the Business arising after the Closing in Buyer's (or its successor's) conduct thereof (except for obligations and liabilities due to actions or inactions of Seller or any Member prior to the Closing); provided, however, that Buyer shall not be liable under this Section
          --------  -------
11.02(b)(i) (other than for nonpayment of the $9,125,611 cash portion of the Purchase Price and the $659,146 of Assumed Liabilities to be paid at Closing) unless the aggregate amount of Loss with respect to all matters referred to in this Section 11.02(b)(i) exceeds $50,000 and Buyer's maximum liability under this Section 11.02(b)(i) shall not exceed $1,600,000.


     11.03.  PROCEDURES; NO WAIVER.  The party seeking indemnification under
             ---------------------
Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the
                    -----------------
party against whom indemnity is sought (the"Indemnifying Party") within
                                            ------------------
thirty (30) days of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense using counsel selected by any insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall use commercially reasonable efforts to minimize any liabilities, damages, deficiencies, claims judgments, assessments, costs and expenses in respect of which indemnity may be sought hereunder. The Indemnified Party shall consult with the Indemnifying Party with respect to the payment, settlement or defense of any claim, action, suit, proceeding or demand. The Indemnifying Party shall keep the Indemnified Party apprised as to the status of defense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. No waiver of a closing condition by either Buyer or Seller shall limit its rights, if any, under Section 11.02.



                                  ARTICLES XII

                                  TERMINATION-

     12.01.  GROUNDS FOR TERMINATION"12.01.  GROUNDS FOR TERMINATION".  This
             --------------------------------------------------------
Agreement may be terminated at any time prior to the Closing:

             (a) by mutual written consent duly authorized by Buyer and the managing members of Seller;

             (b) by either Seller or Buyer, if the Agreement shall not have been consummated by June 12, 1997; provided, however, that the right to terminate
                              -----------------
this Agreement under this Section 12.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Seller or Buyer, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any
                                                                 -----
case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated hereunder, which order, decree or ruling is final and nonappealable;

          (d) by Buyer, if the required approvals of the Members of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote either upon a vote taken at a meeting of Members duly convened therefor or at any adjournment thereof or by written consent of the Members;

          (e) by Buyer, if Seller shall have accepted an Acquisition Proposal or if the managing members of Seller recommend an Acquisition Proposal to the Members of Seller;

          (f) by Buyer, if the managing members of Seller shall have withheld, withdrawn or modified in a manner adverse to Buyer its recommendation in favor of approving this Agreement and the consummation of the transaction contemplated hereunder;

          (g) by Buyer, if there shall have occurred any Material Adverse Change in the financial condition, results of operations, business, properties, assets or operations of Seller since the date of this Agreement;

          (h) by Buyer, upon breach of any representation, warranty, covenant or agreement on the part of Seller or Member set forth in this Agreement, or if any representation or warranty of Seller or Member shall have become untrue, in either case such that the conditions set forth in Section 10.02(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in representations and warranties of Seller or Member, or breach by Seller or Member is curable by Seller or Member through the exercise of its commercially reasonable efforts within five (5) days of the time such representation or warranty shall have become untrue or such breach, then Buyer may not terminate this Agreement under Section 12.01(h) during such five-day period provided Seller or Member continues to exercise such commercially reasonable efforts;

          (i) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 10.03(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts within five (5) days of the time such representation or warranty shall have become untrue or such breach, then Seller may not terminate this Agreement under this Section 12.01(i) during such five-day period provided Buyer continues to exercise such commercially reasonable efforts.

          12.02.  NOTICE OF TERMINATION; EFFECT OF TERMINATION.  Any termination
                  --------------------------------------------
of this Agreement under Section 12.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 12.02, Section 12.03, 12.04 and Article XIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Reciprocal Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          12.03.  PROCEDURE UPON TERMINATION.  In the event of the termination
                  --------------------------
of this Agreement, Buyer or the managing Member of Seller so terminating may direct its or their officers or representatives, respectively, not to consummate the transaction contemplated by this Agreement, notwithstanding favorable action by the Members of the Seller. In the event this Agreement is terminated, the agreements of Seller and Buyer contained in Sections 5.05, 6.01, Article XI and
13.11 shall survive such termination.


                                  ARTICLE XIII

                                 MISCELLANEOUS-

          13.01.  NOTICES.  All notices, requests and other communications to
                  -------
either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

       if to Buyer, to:

             3380491 Canada Inc.
             c/o Discreet Logic Inc.
             5005, boul. St.-Laurent, Suite 5200
             Montreal, Quebec
             Canada  H2T 1S6
             Attn:  Chief Financial Officer
             Telecopy:  514-272-9033
             with a copy to:

             Testa Hurwitz, & Thibeault, LLP
             High Street Tower
             125 High Street
             Boston, MA  02110
             Attn:  Mark J. Macenka, Esq.
             Telecopy:  (617) 248-7100

       if to Seller or Members, to:

             c/o Sam Khulusi
             c/o Centaur Software, Inc.
             P.O. Box 3959
             Torrance, CA  90570
             Telecopy:  (310) 375-4236

             with a copy to:

             Stradling, Yocca, Carlson & Rauth
             660 Newport Center Drive
             Suite 1600
             Newport Beach, CA  92660-6441
             Attn:  Nicholas J. Yocca, Esq.
             Telecopy:  (714) 725-4100

or such other address or addresses as may be specified by written notice given in accordance with the foregoing provision.

     13.02.  AMENDMENTS; NO WAIVERS.  (a) Any provisions of this Agreement may
             ----------------------
be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     13.03.  EXPENSES.  Except as otherwise provided herein, all costs and
             --------
expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     13.04.  SUCCESSORS AND ASSIGNS.  The provisions of this Agreement shall be
             ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    13.05.  GOVERNING LAW.  Notwithstanding that this Agreement may be executed
            -------------
by certain parties outside of the Commonwealth of Massachusetts, this Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to any conflicts of law rules.

    13.06.  COUNTERPARTS; EFFECTIVENESS.  This Agreement may be signed in any
            ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

    13.07.  ENTIRE AGREEMENT.  This Agreement, the Ancillary Agreements, the
            ----------------
Reciprocal Nondisclosure Agreement dated as of May 22, 1997 between Seller and Buyer, and paragraph 5 of the letter agreement, dated as of May 22, 1997, between Buyer and Seller, as amended (which paragraph expires by its terms at 11:59 p.m. Boston time on June 12, 1997) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements and the Reciprocal Nondisclosure Agreement dated as of May 22, 1997 between Seller and Buyer, nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.


    13.08.  BULK SALES LAWS.  Buyer and Seller each hereby waive compliance by
            ---------------
Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities (other than the Assumed Liabilities), costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

    13.09.  JURISDICTION.  Any action or proceeding seeking to enforce any
            ------------
provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal courts of the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

    13.10.  CAPTIONS.  The captions herein are included for convenience of
            --------
reference only and shall be ignored in the construction or interpretation hereof.

    13.11.  OTHER REMEDIES; SPECIFIC PERFORMANCE. Any and all remedies herein
            ------------------------------------
expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


                [REMAINDER OF THIS PAGE INTENTIONAL LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto here caused this Asset Purchase Agreement to be duly executed by their respective authorized officers, in the case of Buyer, and Manager, in the case of Seller, and each Member of Seller, individually, as of the day and year first above written.

3380491 CANADA INC.                DENIM SOFTWARE L.L.C.


By:/s/ Francois Plamondon             By: /s/ Sam Khulusi
   -------------------------            -------------------------
  Francois Plamondon                   Sam Khulusi
  Vice President                       Manager

MEMBERS                            MEMBERSHIP INTEREST PERCENTAGE

/s/ Sam Khulusi
----------------------------                   37.5%
Sam Khulusi

/s/ Frank Khulusi
----------------------------                   37.5%
Frank Khulusi

WESTCO DENIM INVESTMENTS                       12.5%
 GROUP, LTD.,
 a California limited partnership


By: /s/ Sam Khulusi
    ------------------------

Title: /s/ General Partner
       ---------------------

FRANK KHULUSI FAMILY LIMITED                   12.5%
 PARTNERSHIP,
 a California limited partnership


By:  /s/ Frank Khulusi
    ------------------------

Title: General Partner
       ---------------------